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                                                                   EXHIBIT 10.10

                            FACILITY USE AGREEMENT

                                    BETWEEN

                            TENNECO PACKAGING INC.

                                  as Landlord

                                      AND

                       PACKAGING CORPORATION OF AMERICA

                                   as Tenant

                               Facility Address:

                             1900 West Field Court
                          Lake Forest, Illinois 60045

                          Dated: As of April 12, 1999
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                               TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----

1.    Recitals; Defined Terms................................................2

2.    Prime Lease............................................................2

3.    Premises Demised.......................................................2

4.    Relocation of Tenant to First Floor of Building........................3

5.    Common Areas and Access................................................6

6.    Term...................................................................7

7.    Rent...................................................................8

8.    Services Provided By Landlord.........................................13

9.    Use...................................................................15

10.   Compliance with Legal Requirements....................................15

11.   Environmental Compliance..............................................16

12.   Repairs and Maintenance...............................................17

13.   Utilities.............................................................18

14.   Alterations; Liens....................................................18

15.   Assignment and Subleasing.............................................20

16.   Damage or Destruction.................................................22

17.   Eminent Domain........................................................22

18.   Insurance.............................................................23

19.   Subrogation and Waiver................................................24

20.   Indemnification.......................................................24


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21.   Interruption of Services..............................................24

22.   Subordination and Nondisturbance......................................25

23.   Landlord's Right of Entry.............................................26

24.   Rules and Regulations.................................................26

25.   Tenant's Default; Rights and Remedies.................................26

26.   Holding Over..........................................................29

27.   Quiet Enjoyment.......................................................30

28.   Mutual Representation of Authority....................................30

29.   Real Estate Brokers...................................................30

30.   Business Hours - Holidays.............................................30

31.   Estoppel Certificate..................................................31

32.   No Recording..........................................................31

33.   Late Payments.........................................................31

34.   Surrender; Restoration................................................31

35.   Waiver................................................................32

36.   Governing Law.........................................................32

37.   Notices...............................................................32

38.   Table of Contents - Captions..........................................33

39.   Dispute Resolution....................................................33

40.   Counterparts..........................................................34

41.   Audit.................................................................34


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42.   Signs.................................................................34

43.   Entire Agreement......................................................34

44.   Release...............................................................34

Exhibit "A" -- First Floor Space Plan

Exhibit "B" -- Form of Landlord's Annual Statement

Exhibit "C" -- Current Categories of Expense Items

Exhibit "D" -- [Intentionally Deleted]

Exhibit "E" -- Calculation of Tenant's Proportionate Share

Exhibit "F" -- Additional Services to be Billed as Additional Charges

Exhibit "G" -- Rules and Regulations


                                    -iii-
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                             FACILITY USE AGREEMENT

      This Facility Use Agreement (this "Lease") is entered into as of April 12, 1999, by and between TENNECO PACKAGING INC., a Delaware corporation, with offices at 1900 West Field Court, Lake Forest, Illinois 60045 ("Landlord"), and PACKAGING CORPORATION OF AMERICA, a Delaware corporation, with offices at 1900 West Field Court, Lake Forest, Illinois 60045 ("Tenant").

                            INTRODUCTORY STATEMENTS

      A. Pursuant to a Contribution Agreement dated as of January 25, 1999 (the "Contribution Agreement") between Landlord, PCA HOLDINGS LLC, a Delaware limited liability company ("PCA Holdings"), and Tenant, Landlord and PCA Holdings have organized Tenant to acquire and operate the Containerboard Business (as such term is defined in the Contribution Agreement), and Landlord has contributed to Tenant substantially all of the assets and certain liabilities of Landlord's Containerboard Business.

      B. In connection with the acquisition and operation of substantially all of the assets and liabilities of the Containerboard Business, Tenant has determined that it is in its best interest to be located in the space which is the subject of this Lease, for the term herein provided.

      C. Landlord is the lessee of the building located in Conway Park at Lake Forest Office Park and commonly known as 1900 West Field Court, Lake Forest, Illinois (the "Building") and the land on which the Building is located (the "Land") and all appurtenances belonging to or appertaining to the Land pursuant to that certain Lake Forest Lease dated as of December 17, 1997 (the "Prime Lease"), between Credit Suisse Leasing 92A, L.P., a Delaware limited partnership ("Prime Landlord"), as lessor, and Landlord, as lessee. The Building and the Land together are sometimes referred to herein collectively as the "Property".

      D. Tenant desires to lease from Landlord and Landlord desires to lease to Tenant office space in certain portions of the Building, as more particularly set forth in the Lease, and allow Tenant to use, in common with Landlord's employees, guests and invitees, various common areas and amenities of the Building.

      E. The parties desire to enter into this Lease defining their respective rights, duties, obligations and liabilities relating to the Premises.


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                                  WITNESSETH

      NOW THEREFORE, Landlord and Tenant, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and each with intent to be legally bound, for themselves and their respective successors and assigns, agree as follows:

      1. Recitals; Defined Terms. The foregoing recitals are acknowledged to be accurate and are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Contribution Agreement.

      2. Prime Lease. Tenant acknowledges having received a copy of the Prime Lease, and Tenant and Landlord agree that this Lease is and shall be subject to and subordinate to the Prime Lease in all respects. Tenant is not hereby assuming any of the obligations of Landlord to Prime Landlord under the Prime Lease, and Landlord shall remain liable to Prime Landlord thereunder.

      3. Premises Demised.

      a. Landlord leases and demises to Tenant and Tenant accepts from Landlord those portions of the Building presently used by the employees of the Containerboard Business for office space as of the Commencement Date (as hereinafter defined), subject to relocation to the first floor of the Building (excluding the portions of the first floor occupied by the computer and telephone equipment room and the main lobby of the Building), as provided in
Section 4 hereof (such portions of the Building presently used by the employees of the Containerboard Business for office space, and following such relocation to the first floor of the Building, the first floor of the Building (excluding the portions of the first floor occupied by the computer and telephone equipment room and the main lobby of the Building), is referred to herein as the "Premises"), together with the non-exclusive right to use portions of the parking facility adjacent to the Building for parking passenger automobiles and the non-exclusive right to use from time to time those portions of the Building and the Land which Landlord designates as common areas, it being the intent of the parties that stairways, halls, entrances, rest rooms on the lower level of the building, the cafeteria, the exercise facilities in the Wellness Center, and other facilities used in common by employees of Landlord and the Containerboard Business immediately prior to the date of Closing of the transactions contemplated by the Contribution Agreement will be designated and remain as common areas, subject to the terms of Section 5 and Section 24 herein, provided, however, that following the relocation of Tenant to the first floor of the Building (as set forth in Section 5 hereof), Tenant shall not have the right to use any portions of the second, third or fourth floors of the Building, except to the extent permitted by, and subject to the conditions set forth in, the last sentence of Section 5 hereof. Landlord agrees not to segregate or restrict portions of the parking facility for its own use, or to designate for use by Tenant segregated or specified portions of the parking facility, except to the extent mandated by Legal Requirements.


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      b. Tenant acknowledges that Landlord has made and is making no representations or warranties with respect to the Property, the Building or the Premises or any personal property of Landlord included with the Premises except to the extent expressly set forth herein and in the Contribution Agreement, and subject to such representations and warranties, if any, made herein and in the Contribution Agreement, Tenant accepts the Premises and any such personal property of Landlord in its existing "AS IS", "WHERE IS" condition and "WITH ALL FAULTS".

      4. Relocation of Tenant to First Floor of Building.

      a. As of the Commencement Date, Tenant's Premises consists of office space located in various portions of the Building which the Containerboard Employees currently occupy. Landlord and Tenant acknowledge that it is in their best interest to consolidate Tenant to a single contiguous area of the Building as soon as practicable after the Commencement Date. Accordingly, Tenant agrees to relocate all Containerboard Employees to the first floor of the Building (excluding the computer room and the main lobby of the Building presently located on the first floor) promptly following completion of the reconfiguration of the first floor office space.

      b. Landlord and Tenant agree to the reconfiguration of certain portions of the first floor space as set forth on the conceptual space plan for the first floor attached hereto as Exhibit "A" (the "First Floor Space Plan"). As soon as practicable following the Commencement Date, Landlord shall cause the construction and installation of demising walls and/or alterations to the first floor space as shown on the First Floor Space Plan (the "Initial Tenant Improvements"). The cost of moving the Containerboard Employees from other areas of the Building to the first floor of the Building shall be borne by Tenant. The cost of moving Landlord's employees out of the first floor of the Building to other areas of the Building shall be borne by Landlord. The cost and expense associated with the design and engineering (including the design and engineering of the First Floor Space Plan), the preparation of plans and specifications and working drawings, and the construction and installation of (i) the Initial Tenant Improvements, (ii) demising walls and/or alterations to segregate Landlord's and Tenant's portions of the computer room on the first floor of the Building, and (iii) entry door security to restrict access to the portions of the first floor of the Building to be occupied exclusively by Tenant shall be shared equally between Landlord and Tenant.

      c. Landlord and Tenant acknowledge and agree that the computer and telephone equipment room located on the first floor of the building is and shall remain a common area of the Building. Landlord's and Tenant's authorized employees each shall have the right of access to the computer and telephone equipment room on the first floor of the Building. Landlord and Tenant shall institute reasonable security measures to restrict access to the computer room only to authorized representatives and employees of Landlord and Tenant.

      d. The parties may, by mutual agreement in writing, increase or decrease the amount of office space or reconfigure the office space which is leased to Tenant and, if necessary, in such event, the rent, taxes, other charges, and the Tenant's Proportionate Share (defined below) will be equitably adjusted. Notwithstanding the foregoing, in the event Tenant desires to vacate part of the

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Premises (the "Vacated Space"), Tenant shall notify Landlord in writing at least thirty (30) days prior to the date Tenant expects to vacate the Vacated Space, and Landlord shall have the right, but not the obligation, to recover the Vacated Space, upon thirty (30) days' written notice to Tenant of Landlord's exercise of its right of recovery. In such event the rent, taxes and other charges and Tenant's Proportionate Share will be reduced in the same proportion that the Vacated Space bears to the Premises. The terms of this Section 4(d) shall not give Tenant the right or option to surrender or return any Vacated Space to Landlord prior to the expiration or earlier termination of this Lease.

      4.1 Option to Relocate Tenant to TA Building. Tenneco Automotive Inc. ("TAI"), an Affiliate of Landlord, is the present tenant under a lease (the "Prime Lease") of the three-story office building located in Conway Park at Lake Forest office park and commonly known as 500 North Field Drive, Lake Forest, Illinois (the "New Building"). In connection with a transaction under consideration by TAI, a portion of the New Building may become available for occupancy by Tenant. Tenant agrees that Landlord shall have the right, subject to the terms and conditions set forth below (the "Relocation Option"), to relocate Tenant from the Building to the New Building. Landlord shall have the right to exercise the Relocation Option any time during the first twelve (12) months of the Term of this Agreement by giving written notice thereof to Tenant.

      (a) Upon exercise by Landlord of the Relocation Option, each of Landlord and Tenant will enter into a new facility use agreement for the New Building ("New Building Sublease"), which shall contain the terms and conditions set forth below, and such other terms and conditions which are no less favorable (but shall not be required to be more favorable) than the terms and conditions set forth in this Agreement (the "Other Terms"), and other mutually acceptable changes to the extent required to reflect differences between the New Building and the Building:

            (1) Landlord will provide building services and amenities in the New Building at least equivalent in quantity and quality to the building services and amenities provided to Tenant in the Building immediately prior to relocation to the New Building, provided that Tenant shall have the right to direct the provision of reasonable building services for the New Building or decline services offered by Landlord for the New Building and, in such case, Landlord shall be released from its obligation to provide such services declined by Tenant and Tenant shall be permitted to obtain any such services for its own account, except to the extent such services relate to the maintenance and/or repair of the New Building or are otherwise required to satisfy the obligations of the tenant under the Prime Lease. Landlord will not be obligated to provide a Wellness Center in the New Building, but employees of the Containerboard Business located in the New Building will have the right to use the Wellness Center in the Building.

            (2) Landlord will convey or cause Tenneco Automotive to convey to Tenant, by bill of sale in customary form, the owned furniture and office equipment in the New Building, and Landlord will provide any leased office equipment in the New Building, in each case at least equivalent in quality and quantity to the office furniture and equipment owned and used by Tenant in the Building, and Tenant will convey to Landlord, by bill of

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      sale in customary form, all furniture and office equipment owned by Tenant in the Building and Tenant will leave all owned furniture and office equipment and leased office equipment in the Building upon relocation to the New Building.

            (3) Tenant will occupy the second and third floors of the New Building (consisting of approximately 61,000 sq. ft.), to accommodate Tenant's required 200 work stations and offices. Landlord will be responsible for all out-of-pocket costs to move Tenant into the New Building and to deliver premises in the New Building at least equivalent in quality to the Premises. Tenant agrees to vacate the Premises and relocate to the New Building as soon as practicable following completion (i.e., subject only to completion of minor punchlist items) of the reconfiguration of the premises to be occupied by Tenant in the New Building, provided, however, that such relocation shall occur during a weekend. In no event shall Landlord be responsible for any consequential, indirect or business interruption costs paid, incurred or suffered by Tenant occasioned by or arising out of the relocation to the New Building. Landlord also shall be responsible for and shall pay the cost of all alterations necessary to convert the common areas of the New Building to a configuration suitable for multi-tenant occupancy. All determinations with respect to (i) whether the Other Terms to be contained in the New Building Sublease are no less favorable (but shall not be required to be more favorable) than those set forth in this Agreement, and (ii) whether (x) the quantity and quality of building services and amenities, (y) the quantity and quality of furniture and office equipment, and (z) the quality of the premises to be occupied by Tenant in the New Building are "at least equivalent" with those required by the terms of this Section 4.1(a) (the matters referred to in the foregoing clauses (i) and (ii) are referred to herein collectively as the "Equivalency Determinations") shall be made jointly between the Chief Executive Officer of Tenant on the one hand, and Theodore R. Tetzlaff (so long as he is one of the TPI/PCA Directors (as such term is defined in the Stockholders Agreement), and if Theodore R. Tetzlaff is not one of the TPI/PCA Directors, such other one of the TPI/PCA Directors designated by Landlord), on the other hand. The obligation of Landlord and Tenant to enter into the New Building Sublease shall be subject to the joint agreement of the Chief Executive Officer of Tenant and Theodore R. Tetzlaff (or if Theodore R. Tetzlaff is not one of the TPI/PCA Directors, such other one of the TPI/PCA Directors designated by Landlord), acting reasonably and in good faith, with respect to the Equivalency Determinations.

            (4) The initial term of the New Building Sublease will expire on the Expiration Date of this Agreement (i.e., January 31, 2003). The rent and occupancy costs which Tenant shall pay under the New Building Sublease shall be the same rent and occupancy costs as Tenant would have paid under this Agreement had Tenant remained in occupancy of the first floor of the Building, adjusted as may be necessary to reflect any increases or decreases in building services by Tenant as set forth in Subsection 4.1(a)(1) above. The rent and occupancy costs for calendar year 1999 shall be subject to the BOC 1999 Cap, as set forth in Section 7(i) of this Agreement. Tenant shall have the right to terminate the New Building Sublease in the event total annual Building Occupancy Costs for

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      the Building for any calendar year exceed the BOC Threshold Amount, as set forth in Section 6(b) of this Agreement.

            (5) Provided that Tenant is not in default under the New Building Sublease, Tenant shall have the right to extend the term of the New Building Sublease for one additional period of four (4) years (the "Extension Period") following the expiration of the initial term ("Extension Option"). Tenant shall give Landlord written notice of its exercise of the Extension Option not less than twelve (12) months prior to the expiration of the initial term of the New Building Sublease. If Tenant shall fail to exercise its Extension Option on or before the expiration of such 12-month period, the Extension Option shall terminate and shall be null and void. If Tenant shall exercise the Extension Option, the base rent for the Extension Period shall be equal to the Tenant's proportionate share of the contract rent payable under the Prime Lease of the New Building, together with Tenant's proportionate share of all Building Occupancy Costs (as defined in Section 7(a) of this Agreement) paid or incurred by Landlord with respect to the New Building, adjusted as may be necessary to reflect any increases or decreases in building services by Tenant as set forth in Subsection 4.1(a)(1) above.

            (6) Upon the execution and delivery of the New Building Sublease, this Agreement will terminate, except with respect to each party's indemnification obligations under Section 20 of this Agreement.

            (b) Tenant agrees to keep the terms of this Relocation Option confidential and agrees not to disclose to any person: (i) any non-public information disclosed by Landlord or any of its Affiliates to Tenant regarding the fact that discussions or negotiations are taking place concerning a possible transaction with Tenneco Automotive, (ii) the terms of this Relocation Option, or (iii) the fact that this Relocation Option exists, provided, however, that Tenant may disclose the terms of this Relocation Option to its officers, directors, shareholders, lenders and their respective outside legal counsel and other professional advisors ("Tenant's Representatives") who shall be informed of the confidential nature of the matters set forth in clauses (i), (ii) and
(iii) of this paragraph. The confidentiality requirements of this paragraph shall not apply to any information (1) which is or becomes generally available to the public (other than as a result of an unauthorized disclosure by Tenant or any of Tenant's Representatives), or (2) which is required to be disclosed by applicable law, regulation or court order.

      5. Common Areas and Access. Subject to the terms of the last three sentences of this Section 5, Tenant shall have full and unimpaired access to the Building and the Premises at all times, and Tenant shall have the nonexclusive right to use the private driveways on the Property which provide access to the public road now known as "Field Court" for ingress and egress to the Building and the Premises. Tenant shall have the nonexclusive right to use the truck delivery docks, stairways, halls, entrances, rest rooms on the lower level, cafeteria, exercise facilities, services and programs offered in the Wellness Center, training rooms on the lower level and other facilities in and about the Property (which are designated by Landlord as common areas) in common with Landlord

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      6. and any parties using the Property by, through or under Landlord, subject to Landlord's Rules and Regulations which may be changed from time to time in accordance with the terms of Section 24 hereof, and, in the case of the training rooms, further subject to availability and reasonable advance scheduling with Landlord on the same basis as Landlord's employees. Landlord reserves the right to change, increase, reduce, restrict, limit or eliminate, from time to time: the number, composition, dimensions or location of any parking areas as long as same is in compliance with Legal Requirements; signs; the Building name; the Building address; service areas; cafeteria; patio; exercise facilities, services and programs offered in the Wellness Center; training rooms on the lower level; walkways; roadways; or other common areas or make alterations or additions to the Building, in its sole discretion, provided, however, that Tenant's access to and use and enjoyment of the Premises shall not be materially and adversely impacted by any of the foregoing. Notwithstanding anything to the contrary contained in this Section 5, but subject to the terms of Section 8(b) hereof, Landlord shall have the right to impose reasonable restrictions on Tenant's access to certain common areas of the Building for health and safety reasons (such as delivery areas, kitchen, mechanical rooms, telephone rooms and electrical closets), and other portions of the Building used and occupied principally by Landlord. Upon the relocation of Tenant to the first floor of the Building, Tenant shall not be permitted to have access to or the right to use any common areas, conference rooms, board room, training rooms or video conference rooms on the second, third and fourth floors of the Building, except that Tenant shall have the right from time to time to use the board room on the fourth floor of the Building and the video conference rooms on the second and fourth floors of the Building, subject in each case to availability and reasonable advance scheduling with Landlord, and further subject, in the case of the video conference rooms, to payment to Landlord of the use charge set forth herein. Landlord agrees that Tenant shall be entitled to reserve the training rooms on the lower level, the video conference rooms and the board room on the same basis as Landlord's employees.

      7. Term.

      a. The term of this Lease (the "Term") shall commence on the date of Closing of the transactions contemplated by the Contribution Agreement (the "Commencement Date") and shall end on January 31, 2003 (the "Expiration Date"), unless sooner terminated as provided herein.

      b. Notwithstanding the Term of this Lease, Tenant shall have the right to terminate this Lease, in the manner provided below, in the event the total Building Occupancy Costs (as hereinafter defined) with respect to any calendar year after calendar year 1999, as set forth in Landlord's Annual Statement, exceed the aggregate sum of Fourteen Million Dollars ($14,000,000) (the "BOC Threshold Amount") with respect to such calendar year. Tenant shall exercise its right of termination by giving written notice thereof to Landlord (an "Early Termination Notice") on or before the forty-fifth (45th) day following the date on which Landlord renders a Landlord's Annual Statement reflecting total Building Occupancy Costs in excess of the BOC Threshold Amount. The Early Termination Notice delivered by Tenant shall designate the effective date of the termination, which date shall be: (i) on the last day of a month, and (ii) at least six (6) but not more than nine (9) months after the date of such termination notice (such nine month period is referred to herein as the

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"Stub Period"). For purposes of determining whether the total Building Occupancy
Costs with respect to any calendar year after calendar year 1999 exceed the BOC Threshold Amount, the BOC Threshold amount shall be adjusted (up or down, as applicable) to reflect: (i) increases in Service Costs (as hereinafter defined) resulting from utilization by Tenant of the services giving rise thereto in amounts materially greater than Tenant's historical use of such services; and
(ii) decreases in Service Costs resulting from the termination by Tenant of the utilization of such services (or part thereof) pursuant to Section 7(b) hereof. In the event Tenant shall exercise its termination right, Tenant shall be obligated to pay Rent (as hereinafter defined) during the entire Stub Period, including, without limitation, Basic Rent (as hereinafter defined), except that Tenant shall not be obligated to pay Rent on the amount by which total Building Occupancy Costs exceed the BOC Threshold Amount during the first six (6) months of the Stub Period.

      8. Rent.

      a. The basic rent (the "Basic Rent") during the Term shall be equal to Tenant's Proportionate Share (as hereinafter defined), except to the extent that certain expense items described below shall be billed to Tenant on the basis of Tenant's actual use thereof, of all actual costs and expenses paid or incurred by Landlord from time to time relating to the leasing (or if Landlord shall become the owner of fee title to the Property, the ownership), use, management, occupancy, operation, maintenance and repair of and necessary replacements for the Property (referred to herein collectively as the "Building Occupancy Costs"), including, without limitation, the following items:

            (i) the Fixed Rent (as defined in the Prime Lease) and any other amounts that Landlord is or may be required to pay to the Prime Landlord pursuant to the Prime Lease (or any fixed rent and other amounts that may be paid by Landlord under any lease that may replace the Prime Lease, or in the event Landlord shall acquire fee title to the Property, the cost of capital charged at Landlord's internal cost of funds applied to the purchase price paid for the Property);

            (ii) Taxes (as hereinafter defined);

            (iii) insurance premiums;

            (iv) Conway Park at Lake Forest Owner's Association dues and assessments (special or otherwise);

            (v) fuel costs and utility charges for electricity, heating, ventilating and air conditioning;

            (vi) the salaries, wages and benefits (including the amount of any social security taxes, unemployment insurance contributions, union benefits and other "fringe benefits") of the following individuals employed from time to time by Landlord or an Affiliate of Landlord:

            (1) maintenance engineers to operate, maintain and repair the Building systems, but not more than the pro-rata portion of such maintenance engineers' time utilized for operating, maintaining and repairing the Building;

            (2) facility management personnel to operate and manage the Property, the Building, and to arrange for and monitor the performance of the services performed by vendors and contractors providing services to the Property and the Building, but not more than the pro-rata portion of such individuals' time devoted to the operation and management of the Building;

            (3) administrators and trainers to operate and manage the Wellness Center, but not more than the pro-rata portion of such individuals' time devoted to the operation and management of the Wellness Center;

            (4) receptionists and switchboard operators to operate and manage the telephone switchboard presently located in the main lobby of the Building, and to receive guests and visitors, and issue visitor passes, but not more than the pro-rata portion of such individuals' time devoted to such activities;

            (vii) the cost of all service contracts of vendors providing services to the Property and the Building, including, without limitation, property management, janitorial, maintenance, landscaping, window washing, scavenger service, security, mailroom, photocopy service providers, food and beverage services, HVAC maintenance services, etc.;

            (viii) the cost of all leased machinery and equipment, including, without limitation, leased office equipment, photocopiers, fax machines and telephones;

            (ix) the cost of any repairs, replacements, upgrades, alterations or improvements made by Landlord to the Property or the Building which Landlord reasonably believes are necessary and appropriate, provided, however, that if the cost of any such repair, replacement, upgrade, alteration or improvement is classified by Landlord for tax accounting purposes as capital in nature, the cost shall be amortized over the useful life of the asset in the manner determined by Landlord; and

            (x) a replacement capital reserve relating to the estimated cost to replace certain wearing components of the Building (such as roof, mechanical components of the Building, chillers, and primary systems of the heating, ventilating and cooling, the parking structure and electrical switch gear serving the Building), provided, however, that the estimated cost to replace such capital items shall be amortized over the expected useful life of the asset in the manner determined by Landlord.

The categories of Building Occupancy Costs presently paid or incurred or anticipated to be paid or incurred by Landlord relating to the Property are set forth on Exhibit "B" attached hereto and made a part hereof. The Building Occupancy Costs which are included in Basic Rent shall be those costs and expenses reasonably necessary to lease (or to own, if Landlord shall become the owner of fee title to the Property) manage, operate, maintain and repair the Property in a manner consistent with first-class corporate headquarters office buildings in the Conway Park at Lake Forest office park, and shall include, without limitation, all costs and expenses necessary to comply with Legal Requirements (as hereinafter defined).

      b. Notwithstanding the foregoing, Landlord shall bill to Tenant the actual cost utilized by Tenant with respect to the categories of expense items set forth on Exhibit "C", together with a pro-rata allocation the fixed costs paid or incurred by Landlord (collectively, the "Service Costs") with respect to the administration and operation of the service (referred to herein individually as a "Business Service" and collectively as "Business Services") to which such expense item relates, which allocation shall be based upon the actual use of such Business Services by each party, or such other basis of allocation as may be set forth on Exhibit "C". Subject to the terms of Section 8(b) hereof with respect to contractual arrangements with third-party service providers or vendors for such Business Services, Tenant shall have the right to not utilize any Business Service in its sole discretion and contract separately for such Business Service. In such event, Tenant shall not be required to pay that portion of the Service Costs associated with Business Services so separately obtained by Tenant. To the extent Landlord does not have in place on the Commencement Date the appropriate means to accurately record each parties' actual use of the expense items to be billed based upon actual usage, Landlord shall use reasonable commercial efforts to institute appropriate means of recording each parties' actual use of these expense items, and Tenant agrees to cooperate with Landlord's efforts. Until such time as Landlord has instituted appropriate means to record the cost of the parties' actual use of these expense items, Tenant shall pay Tenant's Proportionate Share with respect to such expense items.

      c. Basic Rent shall be payable in monthly installments in advance on the first day of each calendar month during the Term in lawful money of the United States of America. During the first and last months of the Term of this Lease, if the Term commences on a date other than the first day of the month or ends on a date other than the last day of a month, the Rent (as defined below) shall be prorated based upon the actual number of days in such month.

      d. In addition to the Basic Rent, Tenant shall pay Landlord, as additional rent ("Additional Rent"), any and all other charges which Tenant is obligated to pay to Landlord under the terms of this Lease, including but not limited to any Additional Charges (as hereinafter defined). Additional Rent will be paid on a one-twelfth (1/12) charge basis in advance with the monthly Basic Rent on the first day of each calendar month during the Term. The charges for any Additional Rent which are not included in the monthly rent shall be billed by Landlord to Tenant and Tenant shall pay bills within thirty (30) days after the date they are billed.

      e. The terms "Basic Rent" and "Additional Rent" are sometimes collectively referred to herein as "Rent" and shall include any and all sums due from Tenant to Landlord under the terms of this Lease. All Rent shall be payable at the office of Landlord at 1900 West Field Court, Lake Forest, Illinois 60045, or at such other address as directed by notice from Landlord to Tenant. All Rent shall be due and payable without notice, demand, abatement, offset, or right of recoupment, unless otherwise specifically provided for in this Lease. If and to the extent Tenant is obligated to pay any charge or expense item as Rent hereunder, and the same charge or expense item also is included as an obligation of Tenant under the Transition Services Agreement, Tenant shall pay such duplicate charge or expense item as Rent under this Lease and not under the Transition Services Agreement, unless the parties shall otherwise mutually agree. For administrative convenience of Landlord and Tenant, Landlord may invoice Tenant for Rent using a monthly rent invoice, provided, however, that the failure of Landlord to render a rent invoice to Tenant shall not relieve Tenant of its obligation to pay Rent on the first day of each month during the Term hereof.

      f. As used in this Lease, the term "Tenant's Proportionate Share" shall mean twenty-three and 85/100 percent (23.85%), which is approximately the number of rentable square feet in the first floor of the Premises (excluding the computer and telephone equipment room and the main lobby common areas), divided by the number of total rentable square feet in the Building (excluding common areas). The calculation of the Tenant's Proportionate Share is set forth in Exhibit "E" attached hereto.

      g. If the amount of any component of Basic Rent for a particular period is not known, Landlord shall have the right to make reasonable estimates, forecasts or projections of such amount for the purpose of determining the amount to include with monthly Basic Rent. When the actual amount of the estimated item is known, an adjustment will be made and Landlord shall refund any overpayment to Tenant and Tenant shall pay any underpayment to Landlord, in the manner set forth in Subparagraph 7(h) hereof. Landlord shall have the right from time to time, but not more than four (4) times in any twelve (12) month period, to change the amount of Basic Rent, and upon receipt by Tenant of written notice of the change in the amount of Basic Rent, which notice shall identify the reason for such change. Tenant shall commence paying, on the date of monthly Basic Rent next due following Landlord's notice, the new amount of monthly Basic Rent. Upon request by Tenant, Landlord shall provide Tenant with reasonably detailed documentation supporting the change in Basic Rent, provided, however, that Tenant's satisfaction or dissatisfaction with either (i) the reason for such change in Basic Rent set forth in Landlord's notice, or (ii) Landlord's documentation supporting such change in Basic Rent shall not limit or affect Tenant's obligation to commence paying, on the date of monthly Basic Rent next due following Landlord's notice, the new amount of monthly Basic Rent.

      h. As soon as practicable after December 31 for the calendar year in which the Lease commences, and for each calendar year thereafter (including the calendar year following the year in which this Lease expires or is terminated), Landlord shall deliver to Tenant a written statement setting forth in reasonable detail the actual amount of Basic Rent during the immediately preceding year (each such statement is referred to herein as a "Landlord's Annual Statement"). The form of the Landlord's Annual Statement shall be in substantially the form of Exhibit "B" attached hereto. Within thirty (30) days after the delivery of Landlord's Annual Statement to Tenant, Tenant shall pay to Landlord as Additional Rent the amount by which (i) the actual amount of Basic Rent set forth in Landlord's Annual Statement for the preceding year exceeds (ii) the aggregate of the monthly installments paid by Tenant on account of Basic Rent for the immediately preceding year. In the event the aggregate amount of the monthly installments paid by Tenant on account of Basic Rent for such immediately preceding year exceeds the actual amount of Basic Rent set forth in Landlord's Annual Statement for the immediately preceding year, Landlord shall pay to Tenant the excess amount, without interest, within thirty
(30) days after delivery of the Landlord's Annual Statement. If the Term ends other than on the last day of a calendar year, Tenant's Additional Rent as shown on the Landlord's Annual Statement delivered after the end of the Term shall be reduced proportionately and the payment due from Landlord or Tenant also shall be apportioned and paid as aforesaid.

      i. Notwithstanding anything to the contrary set forth in this Section 7, for the calendar year ending on December 31, 1999, Tenant shall not be obligated to pay Basic Rent on the amount by which the total Building Occupancy Costs paid or incurred by Landlord for calendar year 1999 relating to the leasing (or if Landlord shall become the owner of fee title to the Property, the ownership), use, management, occupancy, operation, maintenance and repair of and necessary replacements for the Property exceed the aggregate sum of Ten Million Dollars ($10,000,000) (the "BOC 1999 Cap"). For purposes of the foregoing determination, the BOC 1999 Cap shall be adjusted (up or down, as applicable) to reflect: (i) increases in Service Costs resulting from utilization by Tenant of Business Services in amounts materially greater than Tenant's historical use of such Services (including Tenant's historical use of such Services when the Containerboard Business was operated as a division of Landlord); and (ii) decreases in Service Costs resulting from the Termination by Tenant of the utilization of such Services (or part thereof) pursuant to Section 7(b) hereof.

      "Taxes" shall mean:

            (1) All real estate taxes, assessments (special or otherwise), sewer and water rents, rates and charges, and any other governmental levies, impositions, rent tax, sales tax on rent, and charges of a similar nature ("Impositions"), which may be levied, assessed or imposed on or in respect of all or any part of the Property and/or the Rent payable hereunder, whether or not the Property constitutes one or more tax lots. If, however, by law, any assessment may be divided and paid in annual installments, then, for the purposes of this definition, such assessment shall be deemed to have been so divided and to be payable in the maximum number of annual installments permitted by law, together with interest payable during such year on such annual installment and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided.

            (2) Any reasonable and appropriate expenses incurred by Landlord in contesting any of the foregoing or the assessed valuation of all or any part of the Property.

            (3) If at any time during the Term the methods of taxation prevailing at the date hereof shall be altered so that in lieu of or as a substitute for the whole or any part of the Impositions now levied, assessed or imposed on all or any part of the Property, there shall be levied, assessed or imposed (i) an Imposition based on the income or Rents received therefrom whether or not wholly or partially as a capital levy or otherwise, or (ii) an Imposition measured by or based in whole or in part upon all or any part of the Property and imposed on Landlord, then all such Impositions shall be deemed to be Taxes.

      "Taxes" shall not include: (i) Impositions upon, or arising from, improvements or alterations outside of the Premises or to the Property or Building made by Landlord or other tenants after the Commencement Date, and any expenses in contesting such Impositions; (ii) penalties or interest paid by Landlord on account of taxes; or (iii) income, gross profit, franchise or similar taxes.

      If, as a result of any application or proceeding brought by Landlord for a reduction in the assessed valuation of the Property affecting any tax year commencing after the Lease Commencement Date, there shall be a decrease in Taxes for any such tax year, Landlord shall promptly refund to Tenant, Tenant's Proportionate Share of the refund of the Taxes received by Landlord, including refunds received after the expiration date of this Lease for periods during the Term. Landlord may deduct from such refund Tenant's Proportionate Share of all costs and expenses, including reasonable counsel fees, incurred by Landlord in connection with the application or proceeding to reduce the Taxes.

      9. Services Provided By Landlord.

      a. Subject to the terms of Section 21 hereof, Landlord will provide Tenant with substantially the same services that Landlord provides to other occupants of the Building ("Services"). Services to be provided by Landlord may, at Landlord's sole discretion, be provided, in whole or in part, by affiliates, subsidiaries, contractors or vendors of Landlord. If Services are currently provided by employees of Landlord, then Landlord shall not be obligated to hire additional employees to perform the Services. Tenant agrees that all third parties which currently provide any Services are acceptable. Landlord shall provide Services to the extent, quantity, and quality that it provides such services as of the Commencement Date of this Lease and shall not be required to provide a level of Services which is greater than that provided immediately prior to the Commencement Date of this Lease. Landlord shall not be required to provide any Services to the extent that, in the Landlord's reasonable judgment,
(i) the performance of such services becomes unnecessary for Landlord's business operations at the Building and the cessation of such service would not materially diminish Tenant's use and enjoyment of the Premises; (ii) the performance of such Services becomes commercially impractical as a result of a cause or causes outside the reasonable control of Landlord; or (iii) to the extent the performance of such Services would require Landlord to violate any Legal Requirements. Landlord shall not be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control, provided that Landlord uses commercially reasonable efforts to overcome such circumstances. LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND LANDLORD SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES TO BE PROVIDED HEREUNDER.

      b. Landlord shall give Tenant written notice (a "Vendor Contract Notice") before entering into any new contracts with service providers or vendors, or renewing or extending existing contractual arrangements with existing service providers or vendors for Business Services. Tenant shall have the right, at that time, to elect not to utilize the Business Services which are the subject of Landlord's Vendor Contract Notice, provided that if Tenant does not so elect by delivery of written notice to Landlord on or before the fifteenth (15th) business day following receipt of a Vendor Contract Notice, Tenant may not exercise its right to terminate such Business Service pursuant to Section 7(b) hereof until such time as Tenant shall receive a subsequent Vendor Contract Notice with respect thereto. Landlord shall endeavor to give Tenant as much notice as reasonably possible before entering into new contracts with service providers or vendors, or renewing or extending existing contractual arrangements with existing service providers or vendors for Business Services, but in any event not less than fifteen (15) business days. If Tenant fails to respond to Landlord's Vendor Contract Notice, Tenant shall be deemed to have waived its election not to utilize the Business Service which is the subject of the Vendor Contract Notice for the term of the contract with such service provider or vendor. If Tenant shall exercise its right not to utilize any Business Service, Tenant shall have the right to procure such Business Services for itself, and Landlord shall use commercially reasonable efforts to facilitate Tenant's use of third party service providers and vendors (referred to herein as "Tenant's Vendors"), subject to the following conditions:

            (i) Landlord shall have the right to impose on Tenant's Vendors reasonable restrictions and scheduling requirements with respect to access to the building, use of the Building (including, without limitation, use of driveways, loading dock, freight elevator, use common areas, storage rooms and corridors), and scheduling of deliveries and pick-ups; and

            (ii) Tenant shall be solely responsible for Tenant's Vendors, including, without limitation, any bodily injury or property damage caused by or arising out of Tenant's Vendors use of the Building.

      c. Subject to the terms of Subsection 8(a) hereof, Landlord shall not be required to provide to Tenant (i) any services which Landlord does not provide to other occupants of the Building, or (ii) services to the extent that the cost of providing such services exceeds in the future the cost of providing such services as of the Commencement Date as the result of, and only to the extent caused by, an organizational or operational change by Tenant (such services described in clauses (i) and (ii) are referred to herein collectively as "Additional Services"). Additional Services also shall include, without limitation, the items set forth in Exhibit "F" attached hereto. Upon written request by Tenant, Landlord shall have the right, but not the obligation, to provide the requested Additional Services at the rate which reasonably reflects the expense to Landlord to provide such Additional Services, and in the case of Additional Services under clause (ii) of the preceding sentence, continue to provide the service but at an increased rate which reasonably reflects the increased cost to Landlord of providing such service (the cost and expense associated with such Additional Services are referred to herein collectively as "Additional Charges"). If Landlord elects not to provide the Additional Services requested by Tenant, Tenant shall have the right to procure the Additional Services for itself, subject to the terms and conditions set forth in clause (i) and clause (ii) of Subsection 8(b) above. Additional Charges shall constitute Additional Rent under this Lease. In the event Landlord elects to provide any Additional Services, Landlord shall issue to Tenant a service work order, and Landlord shall separately identify Additional Charges on the monthly invoice for Rent.

      d. Tenant shall provide to Landlord on a timely basis any and all information which may be necessary for Landlord to provide the Services. Tenant shall be solely responsible for the timely delivery of such information, and the accuracy and completeness thereof.

      e. The charges for any Services which are not included in the monthly Rent on a one-twelfth (1/12) annual charge basis will be billed by Landlord to Tenant not more often than monthly and Tenant shall pay bills within thirty (30) days after the date they are billed.

      f. Any sales, value added, or similar taxes imposed on the Service (including, without limitation, any telephone surcharge or tax imposed by the City of Lake Forest with respect to telephone usage) shall be paid by Tenant to Landlord in addition to the charges for the services.

      g. Notwithstanding any other provision of this Lease to the contrary, the parties may, by mutual agreement in writing, increase or decrease the charges for the Services and, may add, delete, or modify the Services.

      10. Use. Tenant shall have the right to use and occupy the Premises for general office use and any other use consistent with (a) the current use of the Premises by the Containerboard Business as of the Commencement Date, (b) applicable Legal Requirements (as defined in Section 10 below), (c) the nature of and the character of the Building, and (d) the uses of the Building by Landlord. Tenant shall not have the right to use the roof or any portion thereof for any purpose whatsoever, including the installation or use of any microwave dishes or other communications radio antenna or other transmission or reception equipment, except to the extent, if any, the roof of the Building is utilized by the Containerboard Business as of the Commencement Date hereof.

      11. Compliance with Legal Requirements. Tenant shall comply with all applicable Legal Requirements insofar as they pertain to Tenant's use of the Premises, including cases where Legal Requirements mandate repairs, alterations, changes or additions to the Premises caused by Tenant's use of the Premises during the Term. Landlord shall comply with Legal Requirements in every other case. In the event Tenant's obligation to comply with Legal Requirements requires any "Alterations" (defined in Section 14), then such Alterations shall be made in accordance with the provisions of Section 14 of this Lease. Landlord shall be responsible to make any Alterations resulting from the Premises' failure to comply with any Legal Requirements up to and including the Commencement Date. "Legal Requirements" shall mean the requirements of (a) all applicable laws, statutes, ordinances, codes, rules, orders and regulations of all federal, state, county, and municipal governments, and any and all of their departments, bureaus and agencies, including without limitation all "Environmental Laws" (defined in Section 11 hereof) and the Americans with Disabilities Act, (b) all rules, regulations and restrictions from time to time established by the Conway Park at Lake Forest Owners' Association, (c) any covenants, conditions and restrictions affecting the Property, such as those contained in the Declaration recorded as Document No. 2552398, as amended by First Amendment to Annexation Agreement, recorded August 9, 1996 as Document No. 3860724, and as further amended by the First Amendment to Declaration of Easements and Protective Covenants, Conditions and Restrictions for Conway Park at Lake Forest, recorded September 24, 1997 as Document No. 4024067, and (d) all rules, orders and regulations of the Board of Fire Underwriters or equivalent association for the prevention of fires.

      12. Environmental Compliance.

      a. Tenant accepts, assumes and agrees to pay, perform or otherwise discharge all liabilities and obligations arising after the Commencement Date, under any "Environmental Laws" ("Assumed Environmental Liabilities") with respect to conditions, events, occurrences, practices, releases of Hazardous Substances or other acts or omissions after the Commencement Date and through the Term hereunder relating directly to the use of the Premises and operations conducted by Tenant and its employees, guests, invitees, contractors, vendors, agents and representatives at the Premises. Assumed Environmental Liabilities means all liabilities and obligations arising after the Commencement Date under any Environmental Law with respect to conditions, events, occurrences, practices, "Releases" of "Hazardous Substances" or other acts or omissions after the Commencement Date relating directly to the operations conducted by Tenant and its employees, guests, invitees, contractors, vendors, agents and representatives at the Premises.

      b. Tenant agrees to comply in all material respects with all applicable "Environmental Laws" with respect to conditions, events, occurrences, practices, "Releases" of "Hazardous Substances" or other acts or omissions as they pertain to the manner in which Tenant uses the Premises during the Term hereunder. "Environmental Laws" means CERCLA, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, and any similar local, county, state and/or federal law or regulation relating to or addressing the environment, health or safety, in each case as in effect on or after the Commencement Date. "Governmental Authority" means any federal state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority. "Hazardous Substance(s)" means any substance that is regulated under any Environmental Law or is deemed by any Environmental Law to be hazardous, toxic, a contaminant, waste, a source of contamination or pollutant. In the event Tenant's obligation to comply with Environmental Laws requires any "Alterations" (defined in Section 14), then such Alterations shall be made in accordance with the provisions of Section 14 of this Lease provided, however, that Tenant shall not be required to make Alterations that are required as a result of

Landlord's use or ownership of the Property. Upon expiration or earlier termination of the Lease, Tenant shall provide proof reasonably satisfactory to Landlord of compliance with all Governmental Authority and Environmental Laws.

      c. Tenant shall not generate, store, transport, treat, dispose of or use on the Property Hazardous Substances, except Tenant's use in the Building of cleaning supplies, copying fluids, other office and maintenance supplies and other substances normally and customarily used by tenants of office space shall not be deemed a violation of this Subsection 11(c) if such use is in compliance with all Legal Requirements.

      d. Landlord agrees to comply in all material respects with all applicable Environmental Laws insofar as they pertain to Landlord's use or ownership of the Property, unless said ownership compliance is due to a failure of the Containerboard Business or Tenant to fulfill its obligations under Subsections
(a), (b) or (c) above.

      e. Landlord and Tenant shall each defend, indemnify and save the other harmless from any claims, fines, penalties, liabilities, losses, damages, costs and expenses (including reasonable attorney's fees, expert witness fees and other costs of defense) which arise from its breach of its respective agreements contained in this Section 11. Landlord and Tenant expressly waive, release and agree not to make any claim against the other or their Affiliates, except for indemnification claims made pursuant to this Section 11, for the recovery of any cost or damages, whether directly or by way of contribution, or for any other relief whatsoever for environmental matters under Environmental Laws, whether known or unknown, foreseen or unforeseen, now existing or applicable or hereinafter enacted or applicable, providing for any right of recovery relating to or arising out of the Premises, the operation or conduct of the Containerboard Business and Tenant, or the "Release", threat of "Release" or presence of Hazardous Substances. "Release" means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape. The procedures for Landlord's and Tenant's indemnification hereunder shall be governed by Section
7.4 of the Contribution Agreement

      f. Landlord's and Tenant's obligations under this Section 11 shall survive the expiration or earlier termination of this Lease.

      13. Repairs and Maintenance.

      a. During the Term, Landlord shall, subject to the terms of Section 21 hereof, perform diligently, promptly and in a good and workmanlike manner all maintenance, repairs and replacements to: the structural components of the Building, including without limitation the roof, roofing system, exterior walls, bearing walls, support beams, foundations, columns, exterior doors and windows, and lateral support to the Building; (ii) assure water tightness of the Building and the Premises (including caulking of the flashings) and repairs to the roof, roofing system, curtain walls and windows, if required to assure watertightness;
(iii) the plumbing; lawn and fire sprinklers; heating, ventilation and air conditioning systems; electrical and mechanical lines, equipment and systems, including without limitation elevators; (iv) the parking facility, common areas of the Property and Building, including their lighting systems; (v) exterior improvements to the Building, including walkways, shrubbery and landscaping; (vi) the glass including cleaning and replacements; and (vii) normal routine maintenance, cleaning, and janitorial services.

      b. Tenant shall maintain the Premises and the fixtures and appurtenances therein in good repair at all times, except to the extent such maintenance is the responsibility of the Landlord pursuant to Section 12(a) above. During the Term, Tenant shall not cause or perform any redecorating of the interior of the Premises without the written consent of Landlord, which consent may be withheld in Landlord's sole discretion.

      c. Landlord, at Tenant's sole cost and expense, unless covered by any insurance policy maintained by Landlord, shall make all repairs to the Building (excluding the Premises) caused by the negligence or misconduct of Tenant, its agents, independent contractors, representatives, or employers, and Tenant shall promptly reimburse Landlord for the reasonable costs and expenses for such work.

      14. Utilities. Landlord shall, subject to the terms of Section 21 hereof, provide all utilities for the Premises consistent with the utilities provided at the Commencement Date.

      15. Alterations; Liens.

      a. Tenant shall not make any alterations, improvements or installations including placement of any signs (collectively, "Alterations") in or to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Landlord's consent may be withheld in Landlord's sole and absolute discretion with respect to any proposed Alterations affecting: (i) the structural components of the Building; (ii) the roof or roofing system; (iii) exterior walls, bearing walls, support beams, foundations, columns, exterior doors and windows, and lateral support to the Building; (iv) curtain walls and windows; (v) the base building plumbing supply system and fire/life safety systems (but relocation of sprinkler heads will be permitted subject to Landlord's consent, which consent will not be unreasonably withheld);
(vi) the base building heating, ventilation and air conditioning systems (but relocation of ductwork and ceiling vents will be permitted subject to Landlord's consent, which consent will not be unreasonably withheld); (vii) base building electrical and mechanical lines, equipment and systems, including, without limitation, elevators; (viii) the parking facility, (ix) common areas of the Property and Building, including their lighting systems; (x) exterior improvements to the Building, including walkways, shrubbery, lawn and landscaping; and (xi) the glass. In addition, Landlord shall have the right to withhold consent, in Landlord's sole and absolute discretion, with respect to any proposed Alterations to the interior of the Premises which would be visible from outside the Building or which would diminish the design uniformity of the Building.

      b. Any Alterations consented to by Landlord shall be made by Landlord or Landlord's contractors, at the sole cost and expense of Tenant, unless Landlord shall elect, at Landlord's option, to permit Tenant itself to arrange and contract for the Alterations, each as hereinafter provided.

      c. In the event that Landlord shall elect to permit Tenant to arrange and contract for the Alterations, then Tenant shall, before permitting commencement of the Alterations, furnish to Landlord for Landlord's review and approval all necessary plans and specifications in reasonable detail, names and addresses of proposed contractors, copies of contracts, and shall furnish necessary permits and indemnification in form and amount reasonably satisfactory to Landlord, against any and all claims, costs, damages, liabilities and expenses which may arise in connection with the Alterations, and certificates of insurance in form and amount reasonably satisfactory to Landlord from all contractors performing labor or providing materials, insuring Landlord against any and all liabilities which may arise out of or be connected in any way with the Alterations. Tenant shall pay all costs and expenses relative to the Alterations. Tenant shall permit Landlord to monitor the construction operations in connection with the Alterations and to restrict, as may reasonably be required, the passage of manpower and materials and the conducting of construction activity in order to avoid unreasonable disruption to Landlord or to other tenants of the Building or damage to the Property or the Premises. Tenant shall pay to Landlord, for Landlord's overhead in connection with monitoring the Alterations, a sum equal to five percent (5%) of Tenant's costs for the Alterations. Promptly following completion of the Alterations, Tenant shall furnish to Landlord contractors' affidavits, full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection with the Alterations. Whether or not Tenant shall furnish Landlord with all the foregoing, Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from any and all liabilities of any kind and description which may arise out of or be connected in any way with any Alterations. Any Alterations performed by Tenant shall comply with all Landlord's insurance requirements and with all applicable laws, ordinances and regulations. Landlord's approval of plans and specifications or supervision of construction operations, if any, shall not imply Landlord's acknowledgment, opinion or belief that the Alterations complies with any such applicable laws, ordinances or regulations, nor relieve Tenant from any responsibility hereinabove imposed. Following the completion of the Alterations, Tenant shall also provide Landlord with "as-built" drawings showing in detail the full extent and nature of the Alterations.

      d. In the event that Landlord shall elect to directly arrange and contract for the Alterations on behalf of Tenant, Landlord shall assume full responsibility for the preparation of plans and specifications for the Alterations for the Tenant's approval, the contracting for all labor and materials required by the Alterations, compliance of the Alterations with all applicable laws, ordinances, regulations, insurance and other requirements, and monitoring of the Alterations. Prior to contracting for any Alterations on behalf of Tenant, Landlord shall prepare for Tenant's approval a budget of the anticipated cost of the Alterations, and Landlord shall not contract for any Alterations until Tenant has approved the proposed budget. Tenant shall pay to Landlord the costs of the Alterations including, without limitation, the cost of preparing the plans and specifications, the cost of permits, fees, labor and materials required to complete the Alterations, and the cost, if any, to repair and/or redecorate the Premises as may be necessitated by the Alterations (collectively, "Costs"). Landlord's charge to Tenant for Landlord's overhead in connection with Landlord's performance of the Alterations shall be computed at five percent (5%) of the total substantiated Costs. The Costs payable by Tenant to Landlord and Landlord's charge therefor shall be deemed to be Additional Rent and shall be paid by Tenant as the Alterations are performed, upon being billed by Landlord.

      e. Tenant, promptly following receipt of notice thereof, shall remove any lien or claim of lien filed against the Property or any part thereof for materials or labor performed by any contractors, subcontractors, workmen, or suppliers engaged directly or indirectly by Tenant and Tenant hereby indemnifies and holds Landlord harmless from and against any and all losses, costs, damages, expenses, or liabilities including, but not limited to, reasonable attorneys' fees and other costs incurred by Landlord as a result of or in any way related to such claims or liens, or Tenant's failure to promptly remove any such claims or liens.

      16. Assignment and Subleasing.

      a. Except as provided in Subsections 15(b) and 15(e) below, Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion, (i) assign, convey or transfer this Lease or any interest under it; (ii) allow any transfer thereof or any lien upon Tenant's interest by operation of law; (iii) sublet or license the Premises, in whole or in part, or grant any party the right to occupy the Premises or any part thereof; or (iv) permit the occupancy of the Premises or any part thereof by anyone other than Tenant. The consent by Landlord to any particular assignment, subletting or mortgaging shall not in any way be considered a consent by Landlord to any other or further assignment, subletting or mortgaging.

      b. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, assign this Lease or permit any transfer to (i) any corporation resulting from a merger or consolidation of Tenant or (ii) a wholly-owned subsidiary of Tenant. In making its determination as to whether to consent to any proposed assignment resulting from a merger or consolidation of Tenant or to a wholly-owned subsidiary of Tenant, Landlord may consider, among other things, the creditworthiness and business reputation of the proposed assignee. Landlord shall be entitled to withhold its consent to any proposed assignment if, at the time of the proposed assignment, the proposed assignee or any of its Affiliates manufactures or produces products which compete with any products manufactured or produced by Landlord or any of its Affiliates. Tenant's remedy, in the event that Landlord shall unreasonably withhold its consent to an assignment shall be limited to injunctive relief or declaratory judgment and in no event shall Landlord be liable for damages resulting therefrom. For purposes hereof, a proposed assignee shall not be deemed to compete with Landlord or its Affiliates by virtue of: (i) ownership of less than 5% of the outstanding stock of any publicly-traded corporation, (ii) the sale of competing products if such sales are not such proposed assignee's primary business and such sales are less than $100 million per year, and (iii) sales of products and services made in the Containerboard Business as of the Closing Date (each as defined in the Contribution Agreement).

      c. If Landlord consents to an assignment of this Lease, then the assignee shall furnish to Landlord an assumption instrument pursuant to which such assignee assumes all of Tenant's obligations hereunder accruing as of the effective date of the assignment. Notwithstanding any assignment or transfer of this Lease, and notwithstanding the acceptance of Rent by Landlord from an assignee, transferee, or any other party, Tenant shall remain fully liable for the payment of Rent and for the performance and observance of all other obligations of this Lease on the part of Tenant to be performed or observed. Tenant's liability shall be joint and several with any immediate and remote successors in interest of Tenant, and such joint and several liability in respect of Tenant's obligations under this Lease shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

      d. Tenant shall not mortgage, pledge, assign or otherwise encumber its interest in and to this Lease or the Rent payable hereunder without the prior written consent of Landlord and Prime Landlord, which consent may be withheld in the sole and absolute discretion of Landlord or Prime Landlord, as the case may be, and any mortgage, pledge or assignment of the Tenant's interest hereunder made without the prior written consent of the Landlord and Prime Landlord shall be null and void and of no force or effect.

      e. Notwithstanding the restrictions on assignment of this Lease set forth in Subsection 15(a) above, but subject to any applicable restrictions set forth in the Prime Lease, and provided that no Event of Default has occurred and is continuing, and no event has occurred which, with the passage of time or giving of notice or both, would constitute an Event of Default hereunder, Tenant shall have the right to assign its interest as tenant under this Lease, in whole but not in part, without the prior written consent of Landlord, in the event of a sale of substantially all of the assets and business of Tenant, provided that such sale transaction has been approved by 4 of the 5 TPI/PCA Directors (as such terms is defined in the Stockholders Agreement) as set forth in the Stockholders Agreement.

      17. Damage or Destruction.

      a. If the Premises or the Building shall be so damaged by fire, other casualty, acts of God or the elements (a "Casualty") so that it cannot, in Landlord's good faith business judgment, be restored or made suitable for Tenant's business needs within one hundred eighty (180) days after the date of the Casualty, or if Prime Landlord exercises any right granted to it pursuant to the Prime Lease to terminate the Prime Lease by reason of such Casualty, then either Landlord or Tenant (as its sole remedy) may terminate this Lease by written notice given to the other party within thirty (30) days after the date of the Casualty. Any such termination of this Lease shall be effective as of the date of the Casualty and the Rent shall abate from that date, and any Rent paid for any period beyond such date shall be refunded to Tenant.

      b. If this Lease is not terminated as provided in Subsection (a), then Landlord shall, at its sole cost and expense, restore the Premises and/or the Building as soon as reasonably practicable (and in all events within the time periods set forth in Subparagraph (c) below) to the condition existing prior to the Casualty (to the extent practicable), including without limitation any tenant improvements other than those improvements constructed for Tenant after the Commencement Date. During the restoration period, the Rent shall abate for the period during which the Premises are not suitable for Tenant's business needs. If only a portion of the Premises is damaged, the Rent shall abate proportionately based upon the portion of the Premises that are not suitable for Tenant's business needs and not used by Tenant.

      c. If Landlord, subject to delays occasioned by the occurrence of events of force majeure, does not restore the Premises and/or the Building as required in Subparagraph (b) within the one hundred eighty (180) day period after the date of the Casualty, Tenant may, as its sole remedy, terminate this Lease without incurring any liability to Landlord subsequent to the Casualty, provided
(i) Tenant gives Landlord not less than thirty (30) days prior written notice after the expiration of the applicable one hundred eighty (180) day period, and
(ii) Landlord does not complete the restoration during such thirty (30) day period.

      18. Eminent Domain.

      a. If there is a taking of the Property or the Premises by right or threat of eminent domain (a "Taking") which results in the remainder of the Premises being unable to be restored, in Landlord's good faith business judgment, to a complete architectural unit within one hundred twenty (120) days from the date of the Taking ("Substantial Taking"), or if Prime Landlord exercises any right granted to it pursuant to the Prime Lease to terminate the Prime Lease by reason of such Taking, then either Landlord or Tenant (as its sole remedy) may terminate this Lease by written notice given to the other party within thirty
(30) days after the date of the Taking. Any such termination of this Lease shall be effective as of the date of the Taking and the Rent shall abate from that date, and any Rent paid for any period beyond such date shall be refunded to Tenant.

      b. If there shall be a Taking which does not constitute a Substantial Taking, this Lease shall not terminate but Landlord shall, at its sole cost and expense, with due diligence, restore the Premises as soon as reasonably practicable to its condition before the Taking (to the extent practicable) but excluding any improvements made for Tenant after the Commencement Date of this Lease. During the restoration period, the Rent shall abate for the period during which the Premises are not suitable for Tenant's business needs. If only a portion of the Premises is taken, the Rent shall abate proportionately based upon the portion of the Premises that are not suitable for Tenant's business needs and not used by Tenant.

      c. Tenant shall not be entitled to any part of the payment or award for a Taking, provided that Tenant may file a claim, separate from Landlord's claim, for any loss of Tenant's property, moving expenses, or for damages for cessation or interruption of Tenant's Containerboard Business, provided such claim is not for the value of the Leasehold and does not reduce Landlord's award therefor.

      19. Insurance.

      a. Landlord shall maintain, at its expense, during the Term, fire insurance, with standard "all risk" coverage for the Building. Such coverage shall equal one hundred percent (100%) of the replacement cost of the Building and any parking facility, exclusive of excavation, footings and foundations.

      b. Landlord shall maintain, at its expense, during the Term, comprehensive general liability insurance covering injuries occurring on the Property, which shall provide for a combined coverage for bodily injury and property damage in an amount not less than Three Million Dollars ($3,000,000).

      c. Tenant shall maintain, at its expense, during the Term, with insurance companies reasonably acceptable to Landlord, comprehensive general liability insurance for the Premises in a combined coverage for bodily injury and property damage in an amount not less than Three Million Dollars ($3,000,000). Tenant shall name Landlord, Prime Landlord, Existing Mortgagee (defined below) and any mortgagee of the Property of which Landlord has advised Tenant in writing, as additional insureds under such policy.

      d. Tenant shall maintain, at its expense, during the Term, property insurance on all personal property located in the Premises from damage or other loss caused by fire or other casualty, including but not limited to, vandalism and malicious mischief, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion, malfunction or failure of heating and cooling or other apparatus, and other similar risks in amounts not less than the full insurable replacement value of such property.

      e. Tenant shall maintain such worker's compensation insurance as is required by applicable law.

      f. The policy or policies evidencing such insurance for Subsections (a),
(b), (c), and (d) shall provide that they may not be canceled or amended without thirty (30) days' prior written notice being given to the party for whose benefit such insurance has been obtained. Prior to the Commencement Date, each party shall submit to the other insurance certificates demonstrating the required policies are in effect.

      g. Notwithstanding the foregoing, Landlord may self-insure provided Landlord provides evidence reasonably satisfactory to Tenant that Landlord has the financial ability to self-insure such obligation and the self-insurance program must meet the requirements of any applicable laws pertaining to such self-insurance programs and must meet any and all requirements and approvals of any insurance commission of the state in which the Property is located and where the subject matter of said self-insurance program is to be applicable.

      20. Subrogation and Waiver.

      The parties release each other and their respective authorized representatives from any claims for injury to any person or damage to the Property that are caused by or result from risks required to be insured against under any all risk or fire insurance policies carried by either of the parties. Each party to the extent possible shall obtain, for each policy of insurance, provisions permitting waiver of any claim against the other party for loss or damage within the scope of the insurance and each party to the extent permitted, for itself and its insurer, waives all such insured claims against the other party. If such waiver or agreement shall not be obtainable, or shall cease to be obtainable without additional charge, the insured party shall so notify the other party promptly after notice thereof. If the other party shall agree in writing to pay the insurer's additional charge therefor, such waiver or agreement shall (if obtainable) be included in the policy.

      21. Indemnification.

      a. Except as specifically provided to the contrary elsewhere in this Lease and in addition to the indemnities provided for in the Contribution Agreement, Tenant shall defend, indemnify and save harmless Landlord, its Affiliates, subsidiaries, and any officers, directors, against all claims, liabilities, losses, fines, penalties, damages, costs and expenses (including reasonable attorneys' fees and other costs of litigation) because of injury, including death, to any person, or damage or loss of any kind to any property caused by any negligent action or omission of Tenant or Tenant's Vendors, or any failure on the part of Tenant to perform all of its liabilities and obligations under this Lease.

      b. Except as specifically provided to the contrary elsewhere in this Lease and in addition to the indemnities provided for in the Contribution Agreement, Landlord shall defend, indemnify and save harmless Tenant, its Affiliates, and any officers, directors, against all claims, liabilities, losses, fines, penalties, damages, costs and expenses (including reasonable attorneys' fees and other costs of litigation) because of injury, including death, to any person, or damage or loss of any kind to any property caused by any negligent action or omission of Landlord, or any failure on the part of Landlord, to perform its obligations under this Lease.

      c. Landlord's and Tenant's indemnification obligations under this Section 20 shall survive the expiration or earlier termination of this Lease.

      22. Interruption of Services. Landlord shall not be liable to Tenant for any damages, nor shall Tenant be entitled to any abatement of Rent due to any interruption or failure to furnish or delay in furnishing any utilities or Services, or for any diminution in the quality or quantity thereof, when such delay, failure or diminution is occasioned, in whole or in part, by repairs, renewals or improvements, by any strike, lockout or other labor trouble, failure of any vendor, contractor or service provider to perform, by inability to secure fuel or supplies for the Building, provided that Landlord uses commercially reasonable efforts to overcome such circumstances, by any accident or casualty whatsoever, by the act, omission, or default of Tenant, or any other cause or circumstance beyond Landlord's reasonable control, and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of the Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Notwithstanding the foregoing, if the Premises are rendered untenantable as the result of any such interruption or failure to furnish utilities or Services, and such untenantability continues for a period of five (5) consecutive Business Days (and provided that Tenant does not, in fact, use or occupy the Premises during the period of such untenantability), then, commencing with the sixth such day and continuing until such untenantability has been remedied, Basic Rent shall be abated in proportion to the portion of the Premises so rendered untenantable. In the Premises are rendered untenantable as the result of any such interruption or failure to furnish utilities or Services, and such interruption of failure continues for a period of thirty (30) or more consecutive days (a "Prolonged Interruption"), and such Prolonged Interruption actually prevents the Tenant from using and occupying the entire Premises or so much of the Premises that Tenant is unable to conduct any of its business operations therein, then Tenant shall have the right, after thirty (30) consecutive days of Prolonged Interruption, to terminate this Lease by giving not less than ten (10) Business Days advance written notice to Landlord, provided, however, that if Landlord shall cause such utility or Service to be restored before the expiration of such ten (10) Business Day period, this Lease shall not terminate.

      23. Subordination and Nondisturbance. Tenant's interest in this Lease shall be subject and subordinate in all respects to any fee owner, ground or prime lease or the lien of any mortgage or deed of trust which may now or hereafter be placed on the Property, including without limitation, (i) that certain Lake Forest Lease dated as of December 17, 1997 between Credit Suisse Leasing 92A, L.P. and Tenneco Packaging Inc. a Memorandum of which was recorded in the Office of the Recorder of Deeds for Lake County, Illinois on February 10, 1998 as Document No. 4084981, and (ii) that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement made by Credit Suisse Leasing 92A, L.P. to State Street Bank and Trust Company, as Collateral Agent ("Existing Mortgagee"), dated February 4, 1998 and recorded in the Office of the

Recorder of Deeds for Lake County, Illinois on February 10, 1998 as Document No. 4084980. Landlord shall request any present or future mortgagee, trustee, fee owner, ground or prime lessor, or any person having an interest in the Premises superior to this Lease (a "Superior Interest") to provide a written subordination and nondisturbance agreement in recordable form, providing that so long as Tenant performs all of the terms, covenants and conditions of this Lease and agrees to attorn to the mortgagee, beneficiary of the deed of trust, purchaser at a foreclosure sale, ground or prime lessor or fee owner, Tenant's rights under this Lease shall not be disturbed and shall remain in full force and effect for the Term, and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, unless such joinder is required for jurisdictional purposes. Landlord shall not have any liability to Tenant if it is not able to obtain such subordination and nondisturbance agreement.

      24. Landlord's Right of Entry.

      a. Landlord has the right to enter the Premises at any reasonable time upon (i) twenty-four (24) hours' prior notice to Tenant, (ii) without notice in case of emergency, for the purpose of performing maintenance, repairs, and replacements to the Premises as are permitted or required under this Lease, and
(iii) without notice for entry for the purpose of performing routine services which Landlord is required to provide under this Lease.

      b. Upon reasonable advance notice to Tenant, Landlord may, during the Term, show the Premises to prospective purchasers, mortgagees and tenants.

      c. In exercising its rights under this Section, Landlord shall not materially interfere with or disrupt the normal operation of Tenant's Containerboard Business. Landlord, and any third parties entering the Premises at Landlord's invitation or request shall at all times strictly observe Tenant's rules relating to security on the Premises. Tenant shall have the right, in its sole discretion, to designate a representative to accompany Landlord, or any third parties, while they are on the Premises.

      25. Rules and Regulations. Tenant agrees to comply with all reasonable written rules and regulations which Landlord may establish for the protection and welfare of Tenant, the Building and all the other tenants and occupants of the Building, provided that all such rules and regulations (i) shall be applied uniformly to all occupants of the Building, (ii) do not discriminate against Tenant, and (iii) do not unreasonably interfere with Tenant's use of the Premises. A copy of the current rules and regulations is attached as Exhibit "G" hereto and by this reference made a part hereof. Tenant shall be given a copy of any changes to the rules and regulations at least ten (10) days before they become effective. In the event of a conflict between the rules and regulations, and the provisions of this Lease, the provisions of this Lease shall prevail.

      26. Tenant's Default; Rights and Remedies.

      a. The occurrence of any one or more of the following matters constitutes an "Event of Default" by Tenant under this Lease:

            (i) failure by Tenant to pay Basic Rent within five (5) Business Days after receipt of written notice from landlord to Tenant;

            (ii) failure by Tenant to pay any Additional Rent within five (5) Business Days after receipt of written notice from Landlord to Tenant;

            (iii) failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure continues for thirty (30) days after receipt of written notice from Landlord to Tenant, except that if the default cannot be cured within the thirty (30) day period, it shall not be considered an Event of Default if Tenant commences to cure such default within such thirty (30) day period and thereafter proceeds diligently and continuously to effect such cure;

            (iv) the making of any assignment by Tenant for the benefit of creditors;

            (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition of reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the petition is dismissed within sixty (60) days of the date filed);

            (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets; and

            (vii) the attachment, execution or other judicial seizure of substantially all of Tenant's assets;

            (viii) an assignment or subletting by Tenant in violation of Section 15 hereof.

      b. If an Event of Default by Tenant occurs,

            (i) Landlord may terminate this Lease, by giving Tenant not less than ten (10) Business Days' written notice of Landlord's election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice; or

            (ii) Landlord may terminate the right of Tenant to possession of the Premises without terminating the Lease by giving not less than ten (10) Business Days' written notice to Tenant.

      c. If this Lease and the Term and estate hereby granted shall terminate for an Event of Default as provided in Subsection (b), then

            (i) Landlord and Landlord's agents may thereupon re-enter the Premises or any part thereof by summary proceedings or by any other applicable legal proceeding and may repossess the Premises and dispossess Tenant and any other persons therefrom and remove any and all of its or their property and effects from the Premises, and

            (ii) Landlord, at its option, may relet the whole or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant(s), for such term(s) ending before, on or after the Expiration Date, at such rental(s) and upon such other conditions, which may include concessions and free rent periods, as Landlord may reasonably determine to be necessary. Landlord, at Tenant's sole cost and expense, may make such reasonable repairs, improvements, alterations, additions, decorations and other physical changes in and to the Premises as Landlord, in its reasonable discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

      d. Should this Lease be terminated as provided in Subsection (b), or by or under any other proceeding, or if Landlord shall re-enter the Premises, Landlord shall be entitled to recover, and Tenant shall pay, in addition to any damages or amounts provided for elsewhere in this Section 25 or under any other provisions of this Lease, the then cost of:

            (i) restoring the Premises to the same condition as that in which Tenant has agreed to surrender them to Landlord on the Expiration Date; and

            (ii) completing in accordance with this Lease any improvements to the Premises that have been actually commenced as of the date of the Event of Default, or for repairing any part thereof.

      e. If an Event of Default by Tenant or any person claiming through or under Tenant should occur, Landlord shall be entitled to seek to enjoin such default and shall have the right to invoke any right allowed at law or in equity, by statute or otherwise, as if re-entry, summary proceedings or other specific remedies were not provided for in this Lease.

      f. Should this Lease be terminated by Landlord as provided herein,

            (i) Tenant shall pay to Landlord all Rent through the date upon which this Lease was terminated for Tenant's Event of Default pursuant to Subsection (b)(i) hereof, and

            (ii) Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency between (A) the rent that would have been payable hereunder for the period which otherwise would have constituted the unexpired portion of the Term and (B) the net amount, if any, of rents ("Net Rent") collected under any reletting effected pursuant to the provisions of this Section for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease or Landlord's re-entry, including all repossession costs, brokerage commissions, legal expenses, alteration costs and other expenses of preparing the Premises for such reletting). Such deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for the payment of installments of Basic Rent. Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise and no suit to collect the amount of the deficiency for any month shall prejudice Landlord's right to collect the deficiency for any prior or subsequent month by a similar proceeding or otherwise. A suit or suits for the recovery of such deficiencies may be brought by Landlord from time to time at its election.

      g. Landlord shall be entitled to recover from Tenant, and Tenant shall pay Landlord, on demand, as liquidated damages and not as a penalty, a sum equal to the amount by which (A) the Basic Rent and Additional Rent payable hereunder (reduced by any amounts collected by Landlord on account of monthly deficiencies as provided in Subsection (f)(ii) above) for the period ending on the Expiration Date and beginning on the latest of the date of termination of this Lease, the date of re-entry by Landlord or the date through which monthly deficiencies shall have been paid in full, exceeds (B) an amount equal to the then fair and reasonable rental value of the Premises for the same period, both amounts discounted to present value at the Interest Rate as defined below. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises or any part thereof shall have been relet by Landlord for the period which otherwise would have constituted all or any part of the unexpired portion of the Term, the amount of rent upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises (as the case may be) so relet during the term of such reletting. As used herein, "Interest Rate" shall mean an annual rate equal to the Prime Rate as set forth in The Wall Street Journal on the date of the default or, if The Wall Street Journal is not published that day, the first date of publication thereafter.

      h. In no event shall Tenant be entitled (A) to receive any excess of any Net Rent under Subsection (f) over the sums payable by Tenant to Landlord hereunder or (B) in any suit for the collection of damages pursuant to this Section to a credit in respect of any Net Rent from a reletting except to the extent that such Net Rent is actually received by Landlord. Should the Premises or any part thereof be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and the expenses of reletting.

      i. If Landlord spends any money to cure such Event of Default by Tenant, then Landlord shall also be entitled to interest on such expenditure at the Interest Rate.

      j. Nothing contained herein shall be construed as limiting or precluding the recovery by Landlord from Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

      27. Holding Over. Should Tenant remain in possession of the Premises after the expiration of this Lease, Tenant shall be a tenant from month-to-month of the Premises under all the terms and conditions of this Lease, except that Rent shall be at a rate one hundred fifty percent (150%) of the then applicable Rent, prorated on a daily basis, provided, however, that if Tenant shall remain in possession of the Premises after the expiration of the Stub Period, the applicable Rent for the period of such hold-over shall not be limited by the BOC Threshold Amount. If the Premises are not surrendered upon the termination date or prior expiration of the Term, in addition to the use and occupancy charge set forth above, Tenant shall indemnify and hold harmless Landlord against any and all actual and direct damages suffered by Landlord resulting therefrom. Nothing contained in this lease shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Premises beyond the termination date or prior expiration of the Term, and Landlord, upon said termination date or prior expiration of the Term, or at any time thereafter (and notwithstanding that Landlord may accept from Tenant one or more payments called for herein), shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the immediate repossession of the Premises. The provisions of this Section shall survive the expiration date or earlier termination of the Term.

      28. Quiet Enjoyment. Subject to Section 22 hereof, Landlord covenants that if and for so long as Tenant pays the Rent and performs the covenants and conditions hereof, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, without interference by Landlord or anyone claiming by, through or under landlord, or by anyone claiming superior title to Landlord. Landlord agrees that it shall observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements to be observed and performed by it under the Prime Lease, provided, however, that nothing in this sentence shall prohibit, limit, diminish or otherwise affect the right of the Landlord (i) to exercise any right provided under the Prime Lease,
(ii) acquire the Property, (iii) refinance the Prime Lease with another financing lease, or (iv) effect a sale and lease-back transaction with respect to the Property with any other party.

      29. Mutual Representation of Authority.

      a. Landlord and Tenant represent and warrant to each other that they have full right, power and authority to enter into this Lease without the consent or approval of any other entity or person and each party makes these representations knowing that the other party will rely thereon.

      b. The signatories on behalf of Landlord and Tenant further represent and warrant that each has full right, power and authority to act for and on behalf of Landlord and Tenant in entering into this Lease.

      c. Each party agrees that they will not raise or assert as a defense to any obligation under this Lease or make any claim that this Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements, including but not limited to requirements for corporate seals, attestations, witnesses, notarization, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

      30. Real Estate Brokers. The parties warrant that they have had no dealings with any real estate broker or agent in connection with this Lease. Each party covenants to pay, hold harmless, and indemnify the other from and against any and all costs, expenses, or liabilities for any compensation, commissions, and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof, based upon alleged dealings with the indemnifying party.

      31. Business Hours - Holidays.

      a. As used in this Lease, "Business Hours" shall mean the hours of 7 a.m. through 6 p.m., Monday through Friday except Holidays, and "Holidays" shall mean New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Day after Thanksgiving, and Christmas. (Holidays may be added or deleted by mutual agreement of Landlord and Tenant.)

      b. During Business Hours, Tenant shall have access to the Premises, and Landlord shall furnish, without extra charge, all services and utilities required under this Lease. After Business Hours, Tenant shall have access to the Premises, provided Tenant complies with Landlord's normal security procedures, and Tenant pays Landlord a charge as established by Landlord for the use of electricity and other services during non-Business Hours. Landlord may establish and advise Tenant of any reasonable requirements for prior notification to Landlord for Tenant's use of the Premises during non-Business Hours.

      32. Estoppel Certificate.

      a. Tenant agrees, upon not less than fifteen (15) days' prior written request by Landlord, to deliver to Landlord a statement in writing signed by Tenant certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the modifications); (ii) the date upon which Tenant began paying Rent and the date(s) to which the Rent has been paid; (iii) that, to the best of Tenant's knowledge, Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof; and (iv) that there has been no prepayment of Rent except as provided for in this Lease.

      b. Landlord, upon not less than fifteen (15) days' prior written request from Tenant, shall furnish a statement in writing to Tenant covering the matters set forth in Subsection (a), to the extent applicable to Landlord.

      33. No Recording. Landlord and Tenant agree not to record this Lease or any memorandum of this Lease.

      34. Late Payments. If either party fails to make a payment to the other when due under the terms of this Lease, interest shall be added to the payment at an annual rate equal to the Prime Rate (as set forth in The Wall Street Journal from time to time) plus two percent (2%). In any case where payment is required under this Lease and a specific time period is not set forth for making such payment, the payment shall be due within thirty (30) days of the date a bill is rendered for such payment, or for situations where a bill is not rendered (e.g., a refund of an overpayment) the payment will be due thirty (30) days from (a) the date that the precise amount of the payment can reasonably be determined and (b) the party obligated to make the payment becomes aware of the obligation to make the payment.

      35. Surrender; Restoration.

      a. At the expiration or earlier termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Tenant's right to possession of the Premises, Tenant will surrender and deliver up the Premises to Landlord, in good condition and repair, reasonable wear and tear and loss by fire or other casualty excepted. Tenant will vacate the Premises and leave it in neat and clean condition and free of any Hazardous Substances brought onto the Property by Tenant or its affiliates, subsidiaries, contractors, subcontractors, employees, guests, or invitees after the Commencement Date of this Lease. In addition to the provisions of Subsection (b) below, Landlord may require the removal and restoration of (i) any special improvements in the Premises which are solely for the benefit of Tenant or the Premises such as interfloor stairways, supplemental air-conditioning, generators or raised flooring which were constructed by or at the request of Tenant after the Commencement Date of this Lease (other than the Initial Tenant Improvements), and (ii) any improvements made by or for Tenant after the Commencement Date of the Lease. Any such removal and restoration required by Landlord will be performed by Landlord or its contractors at Tenant's cost and expense.

      b. Tenant, at its sole cost and expense, shall remove any personal property, furniture, and trade fixtures which it owns or leases from third parties. Tenant shall pay Landlord for the cost to restore any damage caused by such removal. Tenant shall verify the ownership of any such items before removing them from the Premises. Any personal property, furniture, and trade fixtures used by Tenant but which are owned by Landlord or leased by Landlord from third parties shall not be removed by Tenant. Tenant shall leave the Premises in a neat and clean condition.

      36. Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by such other party of its obligations under or in connection with this Lease shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

      37. Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the State of Illinois.

      38. Notices. All notices given pursuant to the provisions of this Lease shall be in writing, addressed to the party to whom notice is given and hand delivered or sent registered or certified mail, return receipt requested, in a postpaid envelope or by nationally recognized overnight delivery service to the addresses set forth below. All notices shall be deemed given upon receipt or rejection. Either party by notice to the other may change or add persons and places where notices are to be sent or delivered.

Notice Addresses:       If to Landlord:

                        Tenneco Packaging Inc.
                        1900 West Field Court
                        Lake Forest, Illinois 60045
                        Attention: President
                        Facsimile No.: (847) 482-4589

                        With a copy to:

                        Tenneco Packaging Inc.
                        1900 West Field Court
                        Lake Forest, Illinois 60045
                        Attention: General Counsel
                        Facsimile No.: (847) 482-4589

                        If to Tenant:

                        Packaging Corporation of America
                        1900 West Field Court
                        Lake Forest, Illinois 60045
                        Attention: President
                        Facsimile No.: (847) 482-_____

                        With a copy to:

                        PCA Holdings LLC
                        c/o Madison Dearborn Partners, Inc.
                        Three First National Plaza
                        Suite 3800
                        Chicago, Illinois  60602
                        Attention: Samuel M. Mencoff
                                   and Justin S. Huscher
                        Facsimile No.: (312) 895-1056

      39. Table of Contents - Captions. The Table of Contents and the captions appearing in this Lease and its Exhibits are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the sections of this Lease or its Exhibits nor in any way affect this Lease or its Exhibits.

      40. Dispute Resolution.

      a. Prior to commencing any action, suit or proceeding in connection with this Lease, the parties shall first in good faith consult among appropriate officers of Landlord and Tenant, which shall begin promptly after one party has delivered to the other a written request for consultation. At any time thereafter, either party may request in writing that the dispute be referred to appropriate senior executives of Landlord and Tenant. Within ten (10) Business Days after such request, the senior executives (and not their designees) shall meet and attempt in good faith to resolve the dispute.

      b. Neither party shall file any action, suit or proceeding in connection with this Agreement until twenty (20) Business Days after a request is made for a senior executive meeting as provided for in Subsection (a).

      41. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

      42. Audit. Landlord shall maintain reasonably complete records of all costs and expenses which comprise the Rent payable hereunder by Tenant to Landlord. Tenant shall have the right, through itself or its representatives, at Tenant's sole cost and expense, to examine, copy and audit such records at all reasonable times at Landlord's office during business hours. Landlord's calculation of Basic Rent as set forth on any Landlord's Annual Statement shall be conclusive and binding upon Tenant unless, within forty-five (45) days after the date Landlord renders the Landlord's Annual Statement, Tenant shall notify Landlord that it disputes the correctness of any charge set forth on Landlord's Annual Statement. Tenant shall have a period of sixty (60) days to complete any audit it desires to undertake. If the result of the audit conducted by Tenant or its representative determines that Landlord has overcharged Tenant, Landlord shall promptly refund to Tenant any overpayment, together with interest at the rate set forth in the "Late Payments" section of this Lease. Tenant shall promptly pay Landlord if the audit determines that there has been any undercharge.

      43. Signs. In the event Landlord, in its sole discretion, shall institute the use of a directory in the main lobby of the Building (but without any obligation to do so), Landlord shall place the Tenant's name and location on the directory in the Building, and afford Tenant, without charge, the placing of the customary number of names in the Building directory. Tenant shall not be permitted to erect, install, affix or exhibit any other signage in the Building, the Premises or on the Property without the express written consent of Landlord, which consent may be withheld by Landlord in its sole discretion.

      44. Entire Agreement. This Lease (which includes each of the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof, and all prior negotiations and agreements are merged into this Lease. This Lease may not be changed, modified, terminated or discharged, in whole or in part, nor any of its provisions waived except by a written instrument which (a) shall expressly refer to this Lease and (b) shall be executed by the party against whom enforcement of the change, modification, termination, discharge or waiver shall be sought.

      45. Release. Tenant, on behalf of itself and its officers, directors, employees, agents, representatives, guests and invitees, and its and their respective heirs, legal representatives, successors and assigns, hereby remise, and release and forever discharge Landlord, its officers, directors, employees, affiliates, agents, representatives and independent contractors, and its and their respective heirs, legal representatives, successors and assigns, of and from any and all manner of actions, cause and causes of actions, lawsuits, claims, demands and liability, in law or in equity, arising out of or relating to the use by Tenant and its officers, directors, employees, agents, representatives, guests and invitees of the Wellness Center in the Building, except to the extent caused by the gross negligence of Landlord.

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                                      -35-

      IN WITNESS WHEREOF, the parties hereto have duly executed this Facility Use Agreement as of the day and year first above written.

                                        LANDLORD:

                                        TENNECO PACKAGING INC.,
                                        a Delaware corporation

                                        By: /s/ James V. Faulkner, Jr.
                                            -----------------------------------
                                        Its: Vice President
                                            -----------------------------------


                                        TENANT:

                                        PACKAGING CORPORATION OF
                                        AMERICA, a Delaware corporation

                                        By: /s/  Richard B. West
                                            -----------------------------------
                                        Its: Vice President
                                            -----------------------------------


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